TERMINATION AGREEMENT

(Oak Terrace Joint Venture, L.P. Project)

This Termination Agreement (the “Agreement”) is made this 29th day of December, 2006 by and among EVEREST HICKORY GLEN, LP (formerly known as OAK TERRACE JOINT VENTURE, L.P.) a Kansas limited partnership (the “Borrower”); SECURED INVESTMENT RESOURCES FUND, L.P. II, a Delaware limited partnership and limited partner of the Borrower (the “Limited Partner”); CREDIT SUISSE (formerly Credit Suisse First Boston), acting by and through its New York branch (“Credit Suisse”); and CREDITRE MORTGAGE CAPITAL, L.L.C. a Delaware limited liability company (“Credit Re,” and together with Borrower, the Limited Partner and Credit Suisse, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, the Borrower owns a multifamily active retirement apartment facility and related personal property and equipment located at 1700 West Washington, Springfield, Illinois, the development of which was financed with the proceeds of those certain bonds issued by the City of Springfield, Illinois and known as $9,000,000 Community Improvement Adjustable Demand Revenue Bonds, Series 1999 (Oak Terrace Joint Venture, L.P. Project), (the “Bonds”);

WHEREAS, Oak Terrace Venture, Inc., a Kansas corporation, was the general partner of Oak Terrace Joint Venture, L.P. and was replaced as general partner by Millenium Management, LLC, a California limited liability company;

WHEREAS, Millenium Management, LLC was replaced as the general partner of Oak Terrace Joint Venture, L.P. by one of its affiliates, Millenium Oak Terrace, LLC, a California limited liability company;

WHEREAS, James R. Hoyt and Secured Investment Resources II, Inc., a Kansas corporation, were the general partners of the Limited Partner and were replaced as such by Millenium Management, LLC, a California limited liability company;

WHEREAS, Oak Terrace Joint Venture, L.P. changed its name to Everest Hickory Glen, LP;

WHEREAS, Credit Re arranged for the delivery by Credit Suisse First Boston (predecessor-in-interest to Credit Suisse), in support of the Bonds, of its irrevocable Letter of Credit No TR-07001288 (the “Letter of Credit”);

WHEREAS, in connection with the issuance of the Letter of Credit, each Party has executed one or more of the agreements listed on Schedule 1 attached hereto and more fully defined thereon (each a “Loan Document” and collectively, the “Loan Documents”);

WHEREAS, it is expected that the Letter of Credit will be drawn twice on December 29, 2006 and, after such drawings, cannot be reinstated, and contemporaneously with the second of such drawings, all outstanding obligations of the Borrower to Credit Re and Credit Suisse will be refinanced and paid in full, at which time the Letter of Credit will be cancelled;

WHEREAS, in connection with the termination of the Letter of Credit and the payment in full of all obligations associated with such, each of the Parties wishes to terminate the Loan Documents to which it is a party, subject to the exceptions provided for herein;

NOW THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound hereby, covenant and agree as follows:

1.         Termination. Each Party hereby agrees and acknowledges that each of the Loan Documents to which it is a party is, and all of such Party’s rights and obligations thereunder are, hereby terminated, except for those indemnification obligations of the Borrower that, by the terms of any Loan Document, expressly survive the termination of such Loan Document and repayment of any obligations secured thereby (the “Surviving Indemnities”). In addition, if any amounts previously paid to Credit Re or Credit Suisse pursuant to any of the Loan Documents shall become subject to disgorgement by Credit Re or Credit Suisse as a result of any bankruptcy, fraudulent conveyance, or similar statute applicable to the Borrower as specifically set forth in the Loan Documents, such amounts shall once again become due and owing to Credit Re and/or Credit Suisse by the Borrower, and such payment obligation shall constitute one of the Surviving Indemnities. The obligations of the Borrower with respect to the Surviving Indemnities shall be limited pursuant to and in accordance with the provision of Section 9.17 of the Reimbursement Agreement, as incorporated in the Loan Documents, and such provision shall survive the termination of the Loan Documents, but only to the extent specifically set forth therein.

2.         Conditions Precedent. The effectiveness of the termination and release set forth herein is conditioned upon the following:

(a)        reimbursement in full of all amounts due and owing under the Reimbursement Agreement (subject to adjustment or proration as set forth therein) and as adjusted by the Letter dated October 31, 2006, from Credit Re to Borrower; and

(b)       termination of the Letter of Credit and delivery of such Letter of Credit to Credit Suisse.

3.         Further Assurances. The Parties agree to execute and deliver such further instruments and to take such further actions as may be reasonable and as may be required to carry out the purposes hereof, including, without limitation, the execution and recordation or filing of such other instruments as may be necessary to remove of record all documents or instruments evidencing or securing the obligations of the Borrower to Credit Suisse and to Credit Re. Without limiting the foregoing, Credit Suisse and Credit Re hereby authorize the Borrower (or its designee) to prepare and file UCC termination statements, terminating of record any and all financing statements filed by Credit Suisse or Credit Re as secured parties in respect of the Borrower, as debtor.

4.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.

5.         Releases. Except as otherwise provided herein, each of the Parties hereby releases, remises and forever discharges each of the other Parties from and against any and all liabilities, obligations, losses, demands or claims that any of them has or ever had, of every kind and nature, at law or in equity, whether known or unknown, relating to or arising out of any of the Loan Documents.

6.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original as to any Party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the Parties. Facsimile execution or execution by electronic mail imaging of this Agreement shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CREDITRE MORTGAGE CAPITAL, L.L.C., a Delaware limited liability company
By:	/S/ STEPHEN F. YOUNG
Name: Title:	Stephen F. Young Senior Vice President

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CREDIT SUISSE (formerly Credit Suisse First Boston), acting by and through its New York Branch
By:	/S/ SHARON M. MEADOWS
Name: Title:	Sharon M. Medows Managing Director

By:	/S/ Michael A. Criscito
Name: Title:	Michael A. Criscito Managing Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EVEREST HICKORY GLEN, LP (formerly OAK TERRACE JOINT VENTURE, L.P.) a Kansas limited partnership
By:	Millenium Oak Terrace, LLC, a California limited liability company, its general partner
	By:	Millenium Management, LLC, a California limited liability company, its manager

By: /S/ W. ROBERT KOHORST
Name: W. Robert Kohorst Title: President

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SECURED INVESTMENT RESOURCES FUND, L.P. II, a Delaware limited partnership
By: Millenium Management, LLC, a California limited liability company, its general partner
By:	/S/ W. ROBERT KOHORST
Name: Title:	W. Robert Kohorst President

Schedule 1

LOAN DOCUMENTS

The Loan Documents are listed with reference to the parties who originally executed them. Such parties include all successors or assigns, if any, to their rights and obligations under the documents, and the documents include all supplements or amendments, if any, made to date.

1.         Letter of Credit and Reimbursement and Security Agreement dated as of November 1, 1999 by and between Credit Suisse, the Limited Partner, Credit Re and the Borrower.

2.         Mortgage, Assignment of Rents and Security Agreement dated as of November 12, 1999 made by the Borrower for the benefit of Credit Re and Credit Suisse.

3.         Assignment of Rents and Leases dated as of November 12, 1999 made by Borrower for the benefit of Credit Re and Credit Suisse.

4.         Assignment of Service Contracts, Warranties and Guaranties dated as of November 12, 1999 made by the Borrower for the benefit of Credit Re and Credit Suisse.

5.         Collateral Assignment of Management Agreement dated as of November 12, 1999 made by the Borrower for the benefit of Credit Re and Credit Suisse.

6.         Assignment of Interest Rate Cap Agreement dated November 12, 1999 made by the Borrower for the benefit of Credit Re and Credit Suisse.

7.         Environmental Indemnity dated as of November 12, 1999 made by the Borrower in favor of Credit Re and Credit Suisse.

8.         Escrow and Security Agreement dated as of November 12, 1999 by and between Credit Suisse, Credit Re, Republic National Bank of New York as collateral agent, and the Borrower.

9.         Bond Pledge and Security Agreement dated as of November 12, 1999 by and among the Borrower, National Bank of Michigan/Illinois as trustee, Credit Suisse and Credit Re.

10.        UCC Financing and Termination Statements relating to the collateral covered by the Security Agreement.